                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant[X]
Filed by a Party other than the Registrant[ ]
Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      MILTON FEDERAL FINANCIAL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    -------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

    1)    Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
    2)    Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------
    4)    Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------
    5)    Total fee paid:

          ---------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)    Amount Previously Paid:

          --------------------------------------
    2)    Form, Schedule or Registration Statement No.:

          --------------------------------------
    3)    Filing Party:

          --------------------------------------
    4)    Date Filed:

          --------------------------------------

                      MILTON FEDERAL FINANCIAL CORPORATION
                                 25 LOWRY DRIVE
                             WEST MILTON, OHIO 45383
                                 (937) 698-4168

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the 1999 Annual Meeting of Shareholders of Milton Federal Financial Corporation ("MFFC") will be held at the American Legion building at 2334 South Miami Street, West Milton, Ohio, 45383, on January 20, 1999, at 2:00 p.m., local time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

         1.       To reelect three directors of MFFC for terms expiring in 2001;

         2. To ratify the selection of Crowe, Chizek and Company LLP as the auditors of MFFC for the current fiscal year;

         3. To consider and vote upon a shareholder proposal regarding the sale or merger of MFFC; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of MFFC of record at the close of business on December 4, 1998, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.


                                          By Order of the Board of Directors


December 18, 1998                         E. Lynn App, Secretary

                      MILTON FEDERAL FINANCIAL CORPORATION
                                 25 LOWRY DRIVE
                             WEST MILTON, OHIO 45383
                                 (937) 698-4168

                                 PROXY STATEMENT

                                     PROXIES

         The enclosed Proxy is being solicited by the Board of Directors of Milton Federal Financial Corporation, an Ohio corporation ("MFFC"), for use at the 1999 Annual Meeting of Shareholders of MFFC to be held at the American Legion building at 2334 South Miami Street, West Milton, Ohio, 45383, on January 20, 1999, at 2:00 p.m., local time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by a shareholder executing a later dated proxy which is received by MFFC before the Proxy is exercised or by giving notice of revocation to MFFC in writing or in open meeting before the Proxy is exercised. Attendance at the Annual Meeting will not, of itself, revoke a Proxy.

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

         FOR the reelection of Messrs. Glenn E. Aidt, Kenneth J. Faze and David
         R. Hayes, as directors of MFFC for terms expiring in 2001;

         FOR the ratification of the selection of Crowe, Chizek and Company LLP ("Crowe Chizek") as the auditors of MFFC for the current fiscal year; and

         AGAINST the approval of the shareholder proposal regarding the sale or merger of MFFC (the "Shareholder Proposal").

         Proxies may be solicited by the directors, officers and other employees of MFFC and Milton Federal Savings Bank, a wholly-owned subsidiary of MFFC ("Milton Federal"), in person or by telephone, telegraph or mail only for use at the Annual Meeting. Such Proxies will not be used for any other meeting. The cost of soliciting Proxies will be borne by MFFC.

         Only shareholders of record as of the close of business on December 4, 1998 (the "Voting Record Date"), are eligible to vote at the Annual Meeting. Each such shareholder will be entitled to cast one vote for each share owned. MFFC's records disclose that, as of the Voting Record Date, there were 2,213,495 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to shareholders of MFFC on or about December 18, 1998.


                                  VOTE REQUIRED

ELECTION OF DIRECTORS

         Under Ohio law and MFFC's Code of Regulations (the "Regulations"), the three nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld and shares held by a nominee for a beneficial owner which are represented in person or by proxy but not voted ("non-votes") with respect to the election of directors are not counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. If the accompanying Proxy is signed and dated by the shareholder but no vote is specified thereon, the shares held by such shareholder will be voted FOR the reelection of the three nominees.

RATIFICATION OF SELECTION OF AUDITORS AND APPROVAL OF THE SHAREHOLDER PROPOSAL

         The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Chizek as the auditors of MFFC for the current fiscal year and to approve the Shareholder Proposal. The effect of an abstention or a non-vote is the same as a vote against ratification or approval. If the accompanying Proxy is signed and dated by the shareholder but no vote is specified thereon, the shares held by such shareholder will be voted FOR the ratification of the selection of Crowe Chizek as auditors and AGAINST the Shareholder Proposal.


              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only person known to MFFC to own beneficially more than five percent of the outstanding common shares of MFFC as of November 30, 1998:

                                   Amount and Nature of           Percent of
Name and Address                   Beneficial Ownership       Shares Outstanding
----------------                   --------------------       ------------------
United National Bank & Trust            189,989 (1)                  8.58%

220 Market Avenue South

Canton, Ohio 44702

-----------------------------

(1) Consists of shares held by United National Bank & Trust as the Trustee for the Milton Federal Financial Corporation Employee Stock Ownership Plan (the "ESOP").

         The following table sets forth certain information with respect to the number of common shares of MFFC beneficially owned by each director of MFFC and by all directors and executive officers of MFFC as a group as of November 30, 1998:

                                                   Amount and Nature
                                                of Beneficial Ownership
                                                -----------------------
                                          Sole Voting and      Shared Voting and              Percent of
Name and Address(1)                       Investment Power      Investment Power          Shares Outstanding
-------------------                       ----------------     -----------------          ------------------
Glenn E. Aidt                                46,796 (2)              10,000                       2.53 %

E. Lynn App                                  10,827 (3)              60,893 (4)                   3.23 %

Kenneth J. Faze                              10,845 (3)              15,000                       1.16 %

David R. Hayes                               10,827 (3)              64,043 (4)                   3.37 %

Robert E. Hine                               17,041 (3)                   0                        .77 %

Christopher S. Long                          20,827 (3)              58,293 (4)                   3.56 %

Cletus G. Minnich, Jr.                       13,527 (3)               7,300                        .94 %

All directors and executive officers
 of MFFC as a group (8 persons)             177,027 (5)              99,043 (6)                  11.93 %

----------------------------

(1) Each of the persons listed in this table may be contacted at the address of MFFC.

(2) This number includes 30,945 shares that may be acquired upon the exercise of options awarded pursuant to the Milton Federal Financial Corporation 1995 Stock Option and Incentive Plan (the "Stock Option Plan") and 12,241 shares allocated to Mr. Aidt's ESOP account, with respect to which Mr. Aidt has voting control.

(3) This number includes 7,734 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan.

(4) This number includes 58,293 shares held by the Milton Federal Savings Bank Recognition and Retention Plan and Trust (the "RRP"), with respect to which Messrs. App, Hayes and Long have shared voting power as Trustees of the RRP.

(5) This number includes 100,557 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan and 19,181 shares allocated to the ESOP accounts of executive officers.

(6) The 58,293 shares held by the RRP Trust are reflected in each of three directors' amounts but counted only once in the total amount beneficially owned by all directors and executive officers of MFFC as a group.


                               BOARD OF DIRECTORS

ELECTION OF DIRECTORS

         The Regulations provide for a Board of Directors consisting of seven persons. Each of the directors of MFFC is also a director of Milton Federal.

         In accordance with Section 2.03 of the Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of MFFC by the later of the November 30 immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of MFFC owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.

         The Board of Directors proposes the reelection of the following persons to terms which will expire in 2001:

                                                                                    Director
                                                                   Director    of Milton Federal
Name                      Age (1)  Position(s) Held                 Since (2)        Since
----                      ---      ----------------                 -----            -----
Glenn E. Aidt              58      Director, President and Chief     1994             1989
                                   Executive Officer

Kenneth J. Faze            65      Director                          1994             1985

David R. Hayes             49      Director                          1994             1986

-----------------------------

(1)      As of November 30, 1998.

(2) Each director nominee became a director of MFFC in connection with the conversion of Milton Federal from mutual to stock form (the "Conversion") and the formation of MFFC as the holding company for Milton Federal.

         The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                                                                    Director
                                                                   Director     of Milton Federal
Name                      Age (1)  Position(s) Held                 Since (2)        Since          Term Expires
----                      ---      ----------------                 -----            -----          ------------
E. Lynn App               56       Director and Secretary            1994             1986              2000

Robert E. Hine            69       Director and Vice Chairman        1994             1973              2000

Christopher S. Long       56       Director                          1994             1989              2000

Cletus G. Minnich, Jr.    74       Director and Chairman             1994             1957              2000

-----------------------------

(1)      As of November 30, 1998.

(2) Each director became a director of MFFC in connection with the Conversion.


         MR. AIDT has served as the President, the Chief Executive Officer and a director of Milton Federal since November 1989.

         MR. APP has served as a director of Milton Federal since 1986 and is the principal shareholder and President of E Lynn App, Inc., Architects, in Englewood, Ohio.

         DR. FAZE has served as a director of Milton Federal since 1985. Dr. Faze was the Chief Executive Officer of Milton Union Medical Center, Inc., in West Milton, Ohio, from 1984 to March 1, 1998, when he retired from the active practice of medicine.

         DR. HAYES has served as a director of Milton Federal since 1986 and has been the President of West Milton Veterinary Clinic, Inc., West Milton, Ohio, since 1984.

         MR. HINE has served as the Vice Chairman of the Board of Directors of Milton Federal since 1993 and as a director since 1973. Mr. Hine has been co-owner and Chief Executive Officer of Hine's, Inc. in Union and Troy, Ohio, since 1954.

         MR. LONG, who has served as a director of Milton Federal since 1989, has been the President and co-owner of Long & Associates, Inc., an association management firm in West Milton, Ohio, since 1984.

         MR. MINNICH has served as the Chairman of the Board of Directors of Milton Federal since 1978. From 1958 to 1988, Mr. Minnich served as the President and a director of Milton Federal.

MEETINGS OF DIRECTORS

         The Board of Directors of MFFC met 17 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1998. Each director attended at least 75% of the aggregate of such meetings and all meetings of committees of the Board of Directors of which such director was a member.

         Each director of MFFC is also a director of Milton Federal. The Board of Directors of Milton Federal met 17 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1998. Each director attended at least 75% of the aggregate of such meetings and all meetings of committees of the Board of Directors of which such director was a member.

COMMITTEES OF DIRECTORS

         The Board of Directors of MFFC has an Audit Committee, an ESOP Committee and a Stock Option Committee.

         The Audit Committee recommends audit firms to the full Board of Directors and reviews and approves the annual independent audit report. Such committee also monitors management's responses to Office of Thrift Supervision ("OTS")
examination reports. The members of the Audit Committee are Messrs. Faze, Hine and Minnich. The Audit Committee met four times during fiscal year 1998.

         The ESOP Committee administers the ESOP and presently consists of Messrs. Hayes, Long, Hine and Faze. The ESOP Committee met seven times during the fiscal year ended September 30, 1998.

         The Stock Option Committee is responsible for administering the Stock Option Plan, including interpreting the Stock Option Plan and awarding options pursuant to its terms. Its members are Messrs. Hayes, Long, Hine and Faze. The Stock Option Committee met seven times during the fiscal year ended September 30, 1998.

         The Board of Directors of MFFC does not have a nominating committee or a compensation committee. Nominees for election to the Board of Directors are selected by the entire Board of Directors.

         The Board of Directors of Milton Federal has several committees, including Compensation, RRP, Executive and Loan Committees.

         The Compensation Committee of Milton Federal reviews the President's salary and recommends salary increases to the full Board of Directors for approval. The Compensation Committee also reviews the President's recommendations with respect to salary increases for the other executive officers and reports thereon to the Board of Directors, which makes the final salary determinations. Messrs. Hayes, Long, Hine and Faze are the members of the Compensation Committee. Such Committee met seven times during fiscal year 1998.

         The RRP Committee of Milton Federal administers the RRP. Such Committee consists of Messrs. Hayes, Long, Hine and Faze. The RRP Committee met seven during fiscal year 1998.

         The Executive Committee of Milton Federal is authorized to act, with certain limitations, on behalf of the Board of Directors between meetings of the Board of Directors. Messrs. Aidt, Hine and Minnich are the members of the Executive Committee. The Executive Committee met ten times during fiscal year 1998.

         The Loan Committee reviews the recommendations of Milton Federal's loan officers and approves or disapproves loans of up to $400,000. Any loans of amounts exceeding $400,000 are referred to the full Board of Directors. The members of the Loan Committee are Messrs. Aidt, Hine and Minnich. The Loan Committee met fifty four times during fiscal year 1998.


                               EXECUTIVE OFFICERS

         In addition to Mr. Aidt, the President of both MFFC and Milton Federal, and Mr. App, the Secretary of MFFC, the following persons are executive officers of MFFC and Milton Federal and hold the designated positions:

         Name                                      Age(1)         Position(s) Held
         ----                                      ------         ----------------
         Thomas P. Eyer                              44           Treasurer and Chief Financial
                                                                  Officer of MFFC, Executive Vice
                                                                  President/Financial Operations,
                                                                  Treasurer and Chief Financial
                                                                  Officer of Milton Federal,
                                                                  Executive Vice
                                                                  President/Administration

         Michael J. Hufford                          45           Secretary, Senior Vice
                                                                  President/Lending Operations of
                                                                  Milton Federal

         Debbie A. Jones                             50           Executive Vice President/Banking
                                                                  Operations of Milton Federal

-----------------------------

(1)      As of November 30, 1998.


         MR. EYER has served as Executive Vice President of Administration of Milton Federal since July 1998 and as Senior Vice President/Financial Operations, Chief Financial Officer and Treasurer of Milton Federal since January 1994. Mr. Eyer has also served as the Treasurer and Chief Financial Officer of MFFC since 1994. He served as Vice President, Chief Financial Officer and Treasurer of Milton Federal from 1992 until 1993.

         MR. HUFFORD has served as Senior Vice President/Lending Operations for Milton Federal since January 1993 and Secretary of Milton Federal since 1993. He has worked for Milton Federal since 1974.

         MRS. JONES has served as Executive Vice President of Banking Operations since July 1998 and has served as Senior Vice President/Banking Operations for Milton Federal since January 1994. She has worked for Milton Federal since 1979.

         Mr. Hufford is the brother of Mr. Minnich's daughter-in-law.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid to Glenn E. Aidt, the President and Chief Executive Officer of both MFFC and Milton Federal, for the fiscal years ended September 30, 1998, 1997 and 1996. No other executive officer of MFFC earned salary and bonus in excess of $100,000 during such period.

                                          Summary Compensation Table
                                          --------------------------
                                       Annual Compensation       Long Term Compensation
                                   --------------------------- --------------------------
                                                                         Awards
                                                               --------------------------
Name and Principal      Year       Salary ($)(1)     Bonus ($)  Restricted     Securities        All Other
Position                                                       Stock Awards    Underlying       Compensation
                                                                    ($)         Options/
                                                                                 SARs(#)
-------------------------------------------------------------------------------------------------------------
Glenn E. Aidt           1998       $137,035 (2)       $24,628       --             --             $40,949 (6)
President, Chief        1997       $129,332 (3)       $22,187       --             --             $43,049 (7)
Executive Officer       1996       $116,613 (4)       $19,810   $266,267(5)        --             $44,714 (8)

-------------------------

(1) Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Milton Federal of providing such benefits to Mr. Aidt was less than 10% of his cash compensation.

(2)      Includes salary of $127,876 and directors' fees of $9,159.

(3)      Includes salary of $120,323 and directors' fees of $9,009.

(4)      Includes salary of $108,373 and directors' fees of $8,240.

(5) Mr. Aidt was awarded 18,052 common shares of MFFC under the RRP on October 16, 1995. One-fifth of such awarded shares are earned on each of the first five anniversaries of the date the shares were awarded. The figure represents the dollar value of such awarded shares based on the $14.75 closing sale price per share reported by The Nasdaq Stock Market for the shares on October 16, 1995. The aggregate fair market value of the 18,052 shares at September 30, 1998, was $230,163 based upon the $12.75 per share closing sale price reported by The Nasdaq Stock Market. Dividends are paid on all awarded shares at the same rate as they are paid to all shareholders.

(6) Consists of Milton Federal's matching contribution to Mr. Aidt's defined contribution plan account in the amount of $1,416; the $39,429 aggregate value at the date of allocation of 3,092 common shares of MFFC allocated to Mr. Aidt's account pursuant to the ESOP; and the premium of $104 paid by Milton Federal for insurance on the life of Mr. Aidt payable to a beneficiary designated by Mr. Aidt.

(7) Consists of Milton Federal's matching contribution to Mr. Aidt's defined contribution plan account in the amount of $1,323; the $41,509 aggregate value at the date of allocation of 2,721 common shares of MFFC allocated to Mr. Aidt's account pursuant to the ESOP; and the premium of $217 paid by Milton Federal for insurance on the life of Mr. Aidt payable to a beneficiary designated by Mr. Aidt.

(8) Consists of Milton Federal's matching contribution to Mr. Aidt's defined contribution plan account in the amount of $1,153; the $43,322 aggregate value at the date of allocation of 3,209 common shares of MFFC allocated to Mr. Aidt's account pursuant to the ESOP; and the premium of $239 paid by Milton Federal for insurance on the life of Mr. Aidt payable to a beneficiary designated by Mr. Aidt.

STOCK OPTION PLAN

         At the 1995 Annual Meeting of the Shareholders of MFFC, the shareholders approved the Stock Option Plan. The Board of MFFC reserved 257,887 commons shares, which is equal to 10% of the common shares issued in connection with the Conversion, for issuance by MFFC upon the exercise of options to be granted to certain directors, officers and employees of Milton Federal and MFFC from time-to-time under the Stock Option Plan. Options to purchase 225,651 common shares of MFFC have been awarded pursuant to the Stock Option Plan.

         The Stock Option Committee may grant options under the Stock Option Plan at such times as it deems most beneficial to Milton Federal and MFFC on the basis of the individual participant's responsibility, tenure and future potential to Milton Federal and MFFC. Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which, if certain conditions are met, permit the optionees to delay the recognition of federal taxable income on the shares received upon the exercise of the options. Options granted under the Stock Option Plan to directors who are not employees of MFFC or Milton Federal will not qualify under the Code and thus will not be ISOs ("Non-qualified Stock Options").

         Each option is exercisable commencing on the first anniversary of the grant of the option with respect to no more than one-fifth of the shares subject to the option on each anniversary of the date of grant of the option. The option exercise price for ISOs and Non-qualified Stock Options is determined by the Stock Option Committee at the time of option grant. The exercise price for an option, however, must not be less than 100% of the fair market value of the shares on the date of the grant. Moreover, for an employee who owns more than 10% of MFFC's outstanding common shares, the exercise price of an ISO may not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. No stock option will be exercisable after the expiration of ten years from the date of grant.

         An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. Termination for cause, as defined in the Stock Option Plan, will result in the annulment of any outstanding options. The Stock Option Plan provides that in the event of a "change in control," as defined in the Stock Option Plan, all options then outstanding shall become immediately exercisable. A "change in control" includes approval by the shareholders of the execution of an agreement for a merger or acquisition, a change in control as defined under OTS regulations or the acquisition of the beneficial ownership of 25% or more of the voting shares of MFFC by any person or entity.

         The following table sets forth information regarding the number and value of unexercised options held by Mr. Aidt at September 30, 1998:

                Aggregated Option/SAR Exercises In Last Fiscal Year and 9/30/98 Option/SAR Values
                ---------------------------------------------------------------------------------
                                                                       Number of Securities
                                                                            Underlying       Value of Unexercised
                                                                           Unexercised           In-the-Money
                                                                         Options/SARs at        Options/SARs at
                                                                           9/30/98 (#)          9/30/98 ($)(1)

                           Shares Acquired                                 Exercisable/          Exercisable/
Name                       on Exercise (#)      Value Realized ($)        Unexercisable          Unexercisable
-----------------------------------------------------------------------------------------------------------------
Glenn E. Aidt                    --                    N/A                30,946/20,632               -/-

-----------------------------

(1) For purposes of this table, the value of the option was determined by multiplying the number of shares subject to the unexercised option by the difference between the $13.69 exercise price and the fair market value of MFFC's common shares, which was $12.75 on September 30, 1998, based on the closing sales price reported by The Nasdaq Stock Market.

RECOGNITION AND RETENTION PLAN AND TRUST

         At the 1995 Annual Meeting of the Shareholders of MFFC, the shareholders of MFFC approved the RRP. With funds contributed by Milton Federal, the RRP purchased 103,155 shares of MFFC, 74,784 of which were awarded to directors and executive officers of Milton Federal in October 1995.

         The RRP is administered by the RRP Committee. Subject to express provisions of the RRP and to review and acceptance or rejection by the Board of Directors, the RRP Committee determines which directors and employees of Milton Federal are eligible to receive awards of MFFC common shares under the RRP, which eligible persons will be awarded shares under the RRP and the number of shares awarded.

         One-fifth of such shares will be earned and non-forfeitable on each of the first five anniversaries of the date of the awards. Until shares awarded are earned by the participant, such shares will be forfeited in the event that the employment of the employee is terminated. In the event of the death or disability of a participant, however, the participant's shares will be deemed to be earned and nonforfeitable upon such date. In addition, all shares awarded pursuant to the RRP become earned and nonforfeitable if, within one year following a "change in control" of MFFC or Milton Federal, (i) the participant's employment is involuntarily terminated for any reason other than just cause or
(ii) a material adverse change occurs in the capacity, conditions or circumstances of the participant's employment. Change of control for such purpose means the acquisition of voting or investment control of 25% or more of the voting securities of MFFC by any person or persons acting as a group.

         RRP shares will be distributed as soon as practicable after they are earned. Each participant granted shares under the RRP will be entitled to the benefit of any dividends or other distributions paid on such shares prior to such shares being earned, although the dividends or other distributions will be retained by the RRP until the shares are earned. All plan shares which have not been earned and distributed will be voted by the Trustees of the RRP, who are currently Messrs. App, Hayes and Long.

EMPLOYMENT AGREEMENTS

         Milton Federal and Mr. Aidt are parties to an agreement with an expiration date of November 28, 2000 (the "Employment Agreement"). A salary and performance review must be conducted by the Board of Directors not less often than annually. The Employment Agreement requires the inclusion of Mr. Aidt in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreement also provides for vacation and sick leave.

         The Employment Agreement is terminable by Milton Federal at any time. In the event of termination by Milton Federal for "just cause," as defined in the Employment Agreement, Mr. Aidt will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Milton Federal other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Aidt will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the end of the term of the Employment Agreement or the date Mr. Aidt becomes employed full-time by another employer, whichever occurs first.

         The Employment Agreement also contains provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of employment for any reason other than just cause, retirement or termination at the end of the term of the agreement, (2) a change in the capacity or circumstances in which Mr. Aidt is employed or (3) a material reduction in Mr. Aidt's responsibilities, authority, compensation or other benefits provided under the Employment Agreement without Mr. Aidt's written consent. In the event of any such occurrence, Mr. Aidt will be entitled to payment of an amount equal to three times his average annual compensation for the three taxable years immediately preceding the termination of employment. In addition, Mr. Aidt will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which Mr. Aidt is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Aidt may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Milton Federal or MFFC, the control of the election of a majority of Milton Federal's or MFFC's directors or the exercise of a controlling influence over the management or policies of Milton Federal or MFFC.

DEFINED BENEFIT PLAN

         Milton Federal sponsors a defined benefit pension plan (the "Pension Plan") covering all employees age 21 or older who have completed at least one year of service to Milton Federal.

         The normal Pension Plan retirement benefit payable upon retirement at or after age 65 is the product of (a) 1%, multiplied by (b) years of service, multiplied by (c) average annual salary for the five consecutive years of highest salary. Employees become 100% vested in the Pension Plan after five years of employment. Participants are automatically 100% vested at 65 years of age regardless of years of service. The Pension Plan also includes provisions for early retirement, disability retirement and a death benefit. The compensation covered by the Pension Plan includes only the employee's basic annual salary, exclusive of bonuses, fees or other special payments.

         The following table presents information regarding annual payments to be made to employees pursuant to the Pension Plan.

                                  PENSION PLAN TABLE
       HIGH-5         15 YEARS      20 YEARS      25 YEARS      30 YEARS     35 YEARS
       AVERAGE         BENEFIT       BENEFIT       BENEFIT       BENEFIT      BENEFIT
    COMPENSATION       SERVICE       SERVICE       SERVICE       SERVICE      SERVICE
    ------------       -------       -------       -------       -------      -------
     $ 15,000          $ 2,300       $ 3,000       $ 3,800       $ 4,500      $ 5,300

       30,000            4,500         6,000         7,500         9,000       10,500

       45,000            6,800         9,000        11,300        13,500       15,800

       60,000            9,000        12,000        15,000        18,000       21,000

       75,000           11,300        15,000        18,800        22,500       26,300

       90,000           13,500        18,000        22,500        27,000       31,500

      105,000           15,800        21,000        26,300        31,500       36,800

      120,000           18,000        24,000        30,000        36,000       42,000

      135,000           20,300        27,000        33,800        40,500       47,300

      150,000           22,500        30,000        37,500        45,000       52,500


         Milton Federal had no Pension Plan expense for fiscal year 1997 because the Pension Plan was overfunded. Mr. Aidt has nine years of credited service under the Pension Plan. The base salary of Mr. Aidt for 1998 is set forth in the Summary Compensation Table under the "Salary" heading. Benefits under the Pension Plan are computed based on the straight life annuity method and are not subject to deduction for social security or any other offset amount.

DIRECTOR COMPENSATION

         MFFC pays no directors' fees. Effective January 1, 1997, each director of Milton Federal receives a fee of $9,009 per year for service as a director of Milton Federal. Each non-employee director also receives $125 per hour for attending committee meetings.

         In October 1993, Milton Federal instituted a deferred compensation program for its directors pursuant to which the directors may defer payment of their directors' fees. Under an agreement between each of six of the directors and Milton Federal, such fees are credited to an account for the director. The amount credited bears interest at a rate determined by the Board of Directors, currently an annual rate of seven percent. The deferred amounts plus interest will be paid from the general assets of Milton Federal to the director at the time of his termination of board service. If the director dies while serving as a director of Milton Federal, an annual payment will be made for five years to the director's beneficiary. Such death benefit payments will total the amount which would have accrued to the director's account assuming deferral of $7,000 per year until age 70. The plan may be amended or terminated by Milton Federal at any time.

         Milton Federal has purchased insurance contracts on the lives of the participants in the deferred compensation plan and named Milton Federal as the beneficiary. While the insurance contracts are not committed to fund the deferred compensation plan and the plan is an unsecured obligation of Milton Federal, management currently intends to use the insurance for such purpose.

         The directors of MFFC are also eligible for awards under the Stock Option Plan and the RRP. During fiscal year 1998, no awards were granted under the Stock Option Plan and the RRP.

COMPENSATION COMMITTEE REPORT

         As a unitary savings and loan holding company, the business of MFFC consists principally of holding the stock of Milton Federal. The functions of the executive officers of MFFC, who are also the executive officers of Milton Federal, pertain primarily to the operations of Milton Federal. The executive officers receive their compensation, therefore, from Milton Federal, rather than from MFFC. The Compensation Committee of the Milton Federal Board of Directors (the "Committee") has furnished the following report concerning executive compensation.

PROCESS FOR DETERMINING COMPENSATION

         MFFC has not paid any cash compensation to its executive officers since its formation. All executive officers of MFFC also currently hold positions with Milton Federal and receive cash compensation from Milton Federal.

         The compensation levels of the executive officers, including the Chief Executive Officer/President (the "CEO"), are reviewed each year by the Committee. The Committee reviews independent surveys of compensation of officers in the thrift industry. In addition, it assesses each executive officer's contribution to MFFC and Milton Federal, the skills and experiences required by such officer's position and the potential of the officer to contribute to MFFC and Milton Federal in the future. Based on the foregoing assessment, the Committee makes recommendations to the full Board of Directors of Milton Federal. The Board of Directors reviews such recommendations and makes final determinations with respect to the compensation of executive officers, except that Board members who are also executive officers do not participate in discussions regarding their own respective compensation.

COMPENSATION POLICIES

         The Committee's executive compensation policies are designed to provide competitive levels of compensation that will assist Milton Federal and MFFC in attracting and retaining qualified executives and that will also integrate compensation with the short and long-term performance goals of Milton Federal and MFFC and reward individual performance, initiative and achievements. The cash compensation program for executive officers consists of the following two elements: a base salary and an officer incentive bonus. The executive officers of Milton Federal are also eligible for awards under the Stock Option Plan and the RRP. The combination of base salary, bonus, and stock benefit plan awards is designed to relate total compensation levels to the performance of Milton Federal and MFFC and each individual executive officer's contribution thereto.

         The objectives of the officer cash bonuses are to motivate and reward the executive officers in connection with the accomplishment of annual objectives of Milton Federal and MFFC, to reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to annual and long-range business results and to provide a competitive compensation package which will attract, reward and retain individuals of the highest quality. For executive officers of Milton Federal and MFFC, including the CEO, bonuses are determined as a percentage of annual base salary, which percentage is calculated based upon the achievement of certain goals which relate to levels of profitability of MFFC and Milton Federal. The corporate profitability measurements used were return on assets, return on equity, efficiency ratio, and net income.

         No stock option awards or RRP awards were considered during fiscal year 1998.

DETERMINATION OF CEO'S COMPENSATION

         The Committee determined the compensation of the CEO in fiscal year 1998 pursuant to the policies described above for executive officers. The corporate profitability measurements considered were return on assets, return on equity, the efficiency ratio, and net income. Additional corporate goals considered were implementation of stock repurchases, implementation of a strategic plan, and successful completion of the fiscal 1998 Business Plan. The individual goals considered were related to the CEO's efforts in Milton Federal achieving certain regulatory ratings, development of branching strategies, the development of a plan to use excess capital, community involvement, and industry involvement.

Submitted by the Compensation Committee of Milton Federal's Board of Directors:

Robert E. Hine, Chairman
David R. Hayes
Kenneth J. Faze
Christopher S. Long


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         MFFC pays no cash compensation to officers or employees of MFFC or Milton Federal and therefore has no compensation committee. The Board of Directors does, however, have a Stock Option Committee, whose members are Messrs. Faze, Long, Hayes and Hine. Mr. Hine is Vice Chairman of MFFC and Milton Federal.

         The Board of Directors of Milton Federal has a Compensation Committee, the members of which are Messrs. Hine, Faze, Hayes and Long, none of whom are or ever have been officers of MFFC or Milton Federal. The Board of Directors of Milton Federal also has an RRP Committee, composed of Messrs. Faze, Long, Hayes and Hine, which determines RRP awards and administers the RRP. During fiscal year 1997, there were no other reportable relationships between the members of the aforementioned committees and MFFC or Milton Federal.

PERFORMANCE GRAPH

         The following line graph compares the yearly percentage change in MFFC's cumulative total shareholder return against the cumulative return of a broad index of The Nasdaq National Market and an index of savings associations with assets of less than $250 million for the period from October 7, 1994, the date on which trading of MFFC's shares commenced, and September 30, 1998. The graph assumes the investment of $100 on October 7, 1994. Cumulative total shareholder return is measured by dividing (I) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of MFFC's common shares at the end and at the beginning of the measurement period; by (ii) the price of MFFC's common shares at the beginning of the measurement period.




     [Graph with three lines represeting the different institutions is here]




                                                          Period Ending
INDEX                                    10/7/94   9/30/95   9/30/96   9/30/97   9/30/98
Milton Federal Financial Corporation     100.00    159.82    149.80    210.10    182.55
NASDAQ - Total U.S.                      100.00    140.71    166.97    229.22    234.19
SNL less than $250M Thrift Index         100.00    128.34    144.16    210.05    192.36

                         CERTAIN TRANSACTIONS WITH MFFC

         During the fiscal year ended September 30, 1998, certain directors of MFFC had loans from Milton Federal with balances in excess of $60,000. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.


                              SELECTION OF AUDITORS

         The Board of Directors has selected Crowe Chizek as the auditors of MFFC and Milton Federal for the current fiscal year and recommends that the shareholders ratify the selection. Management expects that a representative of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


                            PROPOSALS OF SHAREHOLDERS

         Any proposals of qualified shareholders intended to be included in the proxy statement for the 2000 Annual Meeting of Shareholders of MFFC should be sent to MFFC by certified mail and must be received by MFFC not later than August 20, 1999. In addition, if a shareholder intends to present a proposal at the 2000 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by November 4, 1999, then the proxies designated by the Board of Directors of MFFC for the 2000 Annual Meeting Shareholders of MFFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

         The following shareholder proposal has been submitted for inclusion in the 1999 proxy statement. The Board of Directors of MFFC recommends that shareholders vote "against" the following shareholder proposal.

              SHAREHOLDER PROPOSAL REGARDING SALE OR MERGER OF MFFC

         Gregory J. Iammarino, 1797 Normandy Lane, Troy, Ohio 45373, claiming that he has owned for more than one year common shares of MFFC with a market value in excess of $2,000 and that he will continue to hold such shares through the date of the Annual Meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and has stated his intention to present same at the Annual Meeting. THE MFFC BOARD OF DIRECTORS OPPOSES THIS RESOLUTION FOR THE REASONS STATED BELOW.

             ------------------------------------------------------

                            MAXIMIZE VALUE RESOLUTION
                                       OF
                              GREGORY J. IAMMARINO

         Resolved that the shareholders of MFFC urge the Board of Directors to arrange for the prompt sale of MFFC to the highest bidder.

                              SUPPORTING STATEMENT
                                       OF
                              GREGORY J. IAMMARINO

                  "The purpose of the Maximize Value Resolution is to give all MFFC shareholders the opportunity to send a message to the MFFC Board that they support the prompt sale of MFFC to the highest bidder. A strong and or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders with the financial performance of MFFC and the drastic action that should be taken. Even if it is approved by the majority of the MFFC shares represented and entitled to vote at the Annual Meeting, the Maximize Value Resolution will not be binding on the MFFC Board. The proponent, however, believes that if this resolution receives substantial support from the shareholders, the Board may choose to carry out the request set forth in the resolution."

                  "The prompt auction of MFFC should be accomplished by any appropriate process the Board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both. It is expected that the Board will uphold its fiduciary duties to the utmost during the process."

                  "The proponent further believes that if the resolution is adopted, the management and the Board will interpret such adoption as a message from MFFC's shareholders that it is no longer acceptable for the Board to continue with its current management plan and strategies."

                 "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"
                 -----------------------------------------------

                 -----------------------------------------------

                     RESPONSE OF THE MFFC BOARD OF DIRECTORS

                YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
           THE "MAXIMIZE VALUE RESOLUTION" FOR THE FOLLOWING REASONS:

         The subject of shareholder value is considered often by the Board of Directors and management of MFFC. For several reasons, the Board of Directors strongly believes that the implementation of the "Maximize Value Resolution" will not be in the best interests of shareholders of MFFC and, contrary to the title of the resolution, will not maximize value to the shareholders of MFFC.

         As you know, the Board of Directors of MFFC is elected by the shareholders of MFFC to direct the management of the business and affairs of MFFC. Consistent with its fiduciary duties and responsibilities to the shareholders of MFFC, the Board of Directors continually reviews and monitors the business and progress of MFFC, including the development of MFFC's products and services. In addition, the Board of Directors keeps apprised of developments in the financial institutions industry, including the material terms and conditions of mergers and acquisitions involving thrifts and community banks. Accordingly, the Board of Directors strongly believes that it is in the best and most informed position to evaluate and consider whether MFFC should remain independent or should pursue the sale of your company.

         The consideration of a possible sale of your company involves an examination of a complex array of factors, including, but not limited to, a subjective evaluation of the future of MFFC in a changing competitive environment and the performance of MFFC in such environment; the desires and expectations of shareholders of MFFC; the needs of our customers, community and employees; and the impact of the economy on the timing of any such possible sale. Acting hastily to force a sale of MFFC in an auction or otherwise to the highest bidder would obstruct the ability of the Board of Directors to examine carefully such complex array of factors; would restrict the ability of the Board of Directors to examine all other strategic future alternatives; and could force a sale of MFFC at a time and in economic conditions which would not be conducive to the generation of the highest and best price. As a result of the foregoing, the adoption of the "Maximum Value Resolution" would weaken the ability of Board of Directors to maximize shareholder value and could seriously prejudice and jeopardize the financial interests of shareholders in your company.

         The success of MFFC is highly dependent on its ability to maintain strong relationships with, and the confidence of, its employees, customers and shareholders. Although the "Maximum Value Resolution" only requests and does not obligate the Board of Directors to take certain action, the Board believes that the approval of the resolution would make our shareholders, customers, employees, and community uncertain about MFFC's future. Such uncertainty would undermine confidence in MFFC and would adversely affect MFFC's relationship with employees and customers. As a result, the ability of MFFC to compete effectively in the short and long term would be adversely affected, causing a potential decline in revenues, profits and shareholder value.

         In summary, the Board of Directors remains committed to maximizing the value of MFFC for all shareholders. Such commitment has been demonstrated in part by our stock repurchases and by our declaration of special dividends. The Board of Directors will continue to work toward enhancing shareholder value by focusing on steps to increase MFFC's results of operations, already begun by our opening of branches in Brookville and Tipp City, achieving record mortgage loan volumes, controlling of expenses, start-up of new products, and provision of blue ribbon service to the communities we serve. BECAUSE THE BOARD OF DIRECTORS DOES NOT BELIEVE THAT THE SHAREHOLDER PROPOSAL DESCRIBED ABOVE IS IN THE BEST INTERESTS OF ALL OF THE SHAREHOLDERS OF MFFC, THE BOARD VIGOROUSLY OPPOSES THE SHAREHOLDER PROPOSAL DESCRIBED ABOVE.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

                                  OTHER MATTERS

         Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.


                                       By Order of the Board of Directors


December 18, 1998                      E. Lynn App, Secretary